Exhibit 4.27

Warrant

THIS WARRANT AND THE ORDINARY SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”) OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAW, AND THE WARRANT MAY NOT BE EXERCISED AND THE WARRANT AND THE ORDINARY SHARES ISSUABLE UPON EXERCISE MAY NOT BE SOLD, PLEDGED, ASSIGNED OR HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE THEREWITH, PURSUANT TO A REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION AND PURSUANT TO OTHER APPLICABLE SECURITIES LAWS. IN ADDITION, NO HEDGING TRANSACTION MAY BE CONDUCTED WITH RESPECT TO THESE SECURITIES UNLESS SUCH TRANSACTIONS ARE IN COMPLIANCE WITH THE SECURITIES ACT.

to purchase

Ordinary Shares

of

Ellomay Capital Ltd.

at an exercise price of $7.97 per share

VOID AFTER 17:00 p.m. (prevailing Tel Aviv time)

On the Expiration Date (as hereinafter defined)

Date: August 7, 2013

Ellomay Capital Ltd., an Israeli company with its principal offices at 9 Rothschild Boulevard, Tel Aviv 66881, Israel (the “Company”), hereby grants to Mr. Zohar Zisapel (the “Holder”), the right to purchase, subject to the terms and conditions hereof, up to three hundred and eight thousand four hundred twenty seven (308,427) ordinary shares, par value NIS 10.00 per share, of the Company (“Ordinary Shares”), exercisable subject to the terms included herein at any time from time to time, on or after the date hereof (the “Effective Date”), and until the second (2nd)  anniversary of the Effective Date (the “Expiration Date”).

1.	Definitions

In this Warrant the terms below shall have the following meaning, unless otherwise specifically provided or required by the context:

1.1.	“Business Day” means any day other than Friday, Saturday, Sunday or other day on which commercial banks in The City of New York or Israel are authorized or required by law to remain closed.

1.2.	“Exercise Price” means the price of Seven United States Dollars and Ninety Seven Cents ($7.97) payable hereunder for each Warrant Share, as adjusted in the manner set forth hereinafter.

1.3.	“Warrants” means this Warrant and all warrants hereafter issued in exchange or substitution for this Warrant.

1.4.	“Warrant Shares” means the Ordinary Shares issuable hereunder or any other securities which, in accordance with the provisions hereof, may be issued by the Company in substitution therefor.

2.	Warrant Period; Exercise of Warrant

2.1.
Method of Exercise.  Subject to the terms and conditions hereof, this Warrant may be exercised in whole at any time, or in part from time to time, beginning on the Effective Date until the Expiration Date (the “Warrant Period”), by the surrender of this Warrant (with a duly executed exercise form in the form attached hereto as Exhibit A), at the principal office of the Company, set forth above.  The Warrant may only be exercised pursuant to the "cashless exercise” method (as defined below).

2.2.
Resale Restrictions.  The Holder of the Warrant, by its acceptance hereof, covenants and agrees that this Warrant is being acquired as an investment and not with a view to the distribution hereof. The Shareholder further covenants and agrees that he will not sell, transfer, pledge, assign, or hypothecate the Warrant Shares unless there is an effective registration statement under the Securities Act of 1933 covering the Warrant Shares, or by obtaining from the Company, at the Company’s expense, an opinion of counsel stating that such sale, transfer, pledge, assignment, or hypothecation is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 and the qualification requirements under applicable law. Subject to the last sentence of Section 2.3 herein, the Company undertakes that, following the later of: (i) the exercise of the Warrant in accordance with its terms and (ii) the Restriction Period, it will be the Company's responsibility to remove the restriction from the Warrant Shares within a period of 14 days of receipt of Rule 144 documentation reasonably required by the Company's US counsel as agreed between the Parties on the Effective Date of this Warrant.

2.3.
Cashless Exercise.  An exercise by means of a “cashless exercise” means that the Company shall issue to the Holder, without charge, the number of Warrant Shares determined, at the Shareholder’s discretion, in one of the following methods (each, a “Cashless Exercise”):

(i) X = Y [(A-B)/A]

where:

X = the number of Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

A = the average of the closing prices of the Ordinary Shares on the NYSE MKT or, if the Ordinary Shares are not listed on the NYSE MKT, any other regulated market in which the Ordinary Shares are listed or traded over the thirty (30) trading days immediately preceding the date of such exercise;.

B = the Exercise Price.

(ii) the Holder may during a 30 day period attempt to purchase Ordinary Shares of the Company in the open market via a broker acceptable to the Company (the Parties agree that Oppenheimer is an acceptable broker) in consideration for an amount that is equal to the Exercise Price multiplied by the number of Shares underlying the Warrant (the “Acquisition Amount”), and immediately following such thirty day period , the Holder will provide an exercise notice and documentation to the Company showing the amount of Ordinary Shares purchased in consideration for the Acquisition Amount during the immediately preceding 30 day period and the Company will issue to the Holder, without charge, the number of Ordinary Shares that is the difference between such number and the number of Warrant Shares.  In the event the Holder does not, for any reason, purchase Ordinary Shares for the entire amount, the remainder of the Warrant Shares will be issued based on the Cashless Exercise method set forth in (i) above.

For Example:

A)If the Warrant is for 308,427 Warrant Shares, and the Exercise Price is $7, and on the time of exercise of the Warrant, the share price is $10, then on the alternative of the cashless exercise set forth in 2.3(i), the Company will issue the Holder 92,528 Shares according to the following calculation: (10-7) *308,427 = 925,281; 925281:10 = 92,528 Shares.

B) If the Warrant is for 308,427 Warrant Shares, and the Exercise Price is $7, and on the time of exercise of the Warrant the share price is $10, then if the Holder exercises the Warrant using the alternative of the cashless exercise set forth in section 2.3(ii), then the Acquisition Amount is $2,158,989, and if the Holder purchases against it 215,899 Shares (assuming the share price being at the time of the exercise $10), then the Company will issue to the Holder 92,528 Shares (308,427-215,899).

C) If the Warrant is for 308,427 Warrant Shares, and the Exercise Price is $7, and on the time of exercise of the Warrant the share price is $10, and the Holder purchases in the market 107,949 Shares (Against 50% of the Acquisition Amount, being $1,079,495) then the Company will issue to the Holder using the alternative of cashless exercise set forth in section 2.3(ii), 46,264 Shares (50% of the Warrant Shares, being 151,213,  minus 107,949)  and will issue to the Holder using the alternative of cashless exercise set forth in section 2.3(i),  46,264 Shares, according to the following calculation: (10-7) * 151,213 = 462,640; 462,640:10 = 46,264 Shares.

It is hereby clarified that the Holder is free to choose whether to use either of the two cashless exercise methods set forth in section 2.3(i) or 2.3(ii) or a combination thereof, and that the Holder may choose to purchase shares of the Company in the open market without using the cashless exercise in section 2.2(ii) without losing the right to use the cashless exercise set forth in section 2.3(i).

Upon receipt of an Exercise Notice to which this Section is applicable, the Company shall notify the Holder within two (2) Business Days of the calculation of the Warrant Shares issuable upon Cashless Exercise of the number of Warrant Shares included in the exercise notice.

For purposes of Rule 144 promulgated under the Securities Act of 1933, as amended, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction (under section 2.3(i) only) shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued. The Holder acknowledges that the previous sentence may not be true regarding the cashless exercise set forth in section 2.3(ii).

2.4.
Limitations on Exercise.  During the 12 months period following the Effective Date (the “Restriction Period”), the Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, the Holder (together with the Holder’s “affiliates” as such term is defined under the Securities Act of 1933, as amended, and any persons acting as a group together with the Holder or any of the Holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Ordinary Shares outstanding immediately after giving effect to such exercise (without treating treasury shares as outstanding for purposes of such calculation); provided that in the last 60 days of the Restriction Period, the Holder may beneficially own (as described in the previous sentence) more than the Maximum Percentage only due to the addition of the Warrant Shares into his holdings.  For purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.  For purposes of this Warrant, in determining the number of outstanding Ordinary Shares, the Holder may rely on the number of outstanding Ordinary Shares as reflected in the most recent of (1) the Company’s most recent Form 20-F, Form 6-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other written notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding. The limitations contained in this paragraph shall apply to any successor Holder of this Warrant. It is hereby clarified that following the end of the Restriction Period the Holder shall have the right to exercise this Warrant and upon such exercise the Company will effect the exercise of this Warrant, without regard to the Maximum Percentage limitation included herein.

2.5.
Partial Exercise.  If this Warrant should be exercised in part prior to the Expiration Date, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the remainder of the Warrant Shares purchasable hereunder.

2.6.
No Fractional Shares.  No fractions of Ordinary Shares shall be issued in connection with the exercise of this Warrant, and the number of Ordinary Shares issued shall be rounded up or down to the nearest whole number.

2.7.
Letter of Instruction.  Upon the issuance of Ordinary Shares resulting from the exercise in whole or in part of this Warrant, the Company shall deliver to the Holder an irrevocable letter of instructions to the Company’s transfer agent to issue as soon as is reasonably practicable (and in any event not later than within five (5) Business Days from the date the Holder sent to the Company the exercise notice and the applicable Exercise Price, if any) to the Holder share certificates reflecting the Warrant Shares exercised thereby, together with any and all other documents required for the issuance of such certificates by the transfer agent.

3.	Reservation of Shares

The Company covenants that: (i) at all times during the Warrant Period it shall have in reserve, and will keep available solely for issuance or delivery upon exercise of the Warrant, such number of Ordinary Shares as shall be issuable upon the exercise hereof, and (b) upon exercise of the Warrant and payment of the Exercise Price hereunder, the Warrant Shares issuable upon such exercise will be validly issued, fully paid, non assessable, free and clear from any lien, encumbrance, pledge or any other third party right and not subject to any preemptive rights.

4.	Adjustments to Exercise Price and Number of Securities

4.1.
Share Dividends and Share Splits. If, at any time or from time to time during the Warrant Period, the Company shall issue to the holders of its Ordinary Shares any additional shares by way of a share dividend or share split (including, without limitation, a reverse share split), then in each such case, the Exercise Price and the number and kind of Shares receivable upon exercise of this Warrant, in effect at the time of the record date for such dividend, shall be proportionately adjusted so that the Holder after such time shall be entitled to receive the aggregate number and kind of shares which, if such Warrant had been exercised immediately prior to such time, he would have owned upon such exercise and been entitled to receive by virtue of such dividend. Such adjustment shall be made successively whenever any event listed above shall occur.

4.2.
Reclassification, etc.  If the Company, at any time while this Warrant, or any portion hereof, remains outstanding and unexpired, by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number or securities or any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefore shall be appropriately adjusted, all subject to further adjustment as provided in this Section.

4.3.
Dividends. If the Company, at any time while this Warrant, or any portion hereof, remains outstanding and unexpired, shall distribute to the holders of Ordinary Shares a dividend, whether payable out of earnings or surplus legally available for dividends or as a dividend in liquidation or partial liquidation or by way of return of capital, the Exercise Price shall be reduced by an amount equal to the Dollar amount of the per-share distribution on the record date fixed for the purpose of such distribution (or if no such record date is fixed then on the date of such payment).

4.4.
No Adjustment of Exercise Price in Certain Cases.  No adjustment of the Exercise Price shall be made if the amount of said adjustment shall be less than 1 cent ($0.01) per Ordinary Share, provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least 1 cent ($0.01) per Ordinary Share.

4.5.
Merger or Consolidation.   If at any time while this Warrant, or any portion thereof, is outstanding and unexpired there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another corporation or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company’s capital stock outstanding immediately prior to the merger are converted by virtue of the merger into property, whether in the form of securities, cash, or otherwise, or (iii) a sale or transfer of the Company’s properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the Holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section.  If the per-share consideration payable to the holder thereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined by the Board of Directors of the Company acting reasonably and in good faith.

5.	Rights of Shareholders

Nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or to consent or to receive notice as a shareholder in respect of any meetings of shareholders for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company with regards to the Warrant Shares.

6.	Transferability

6.1.	The Holder may not sell, transfer, assign, encumber, pledge or otherwise dispose or undertake to dispose of the Warrant.

6.2.
Unless registered, the Warrant Shares issued upon exercise of the Warrants shall be subject to a stop transfer order and the certificate or certificates evidencing such Warrant Shares shall bear legend substantially similar to the following:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”).  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT, OR AN OPINION OF COUNSEL FOR THE HOLDER OF THE SHARES SATISFACTORY TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.”

7.	Loss, etc. of Warrant

Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, and upon reimbursement of the Company’s reasonable direct expenses, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

8.	Headings

The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

9.	Notices

Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or seven (7) days after deposit with the Post Authority, for dispatch by registered or certified mail, postage prepaid and addressed to the Holder at the address set forth in the Company’s books and to the Company at the address of its principal offices set forth above, or when given by telecopier or other form of rapid written communication, provided that confirming copies are sent by such airmail.

10.	Governing Law

This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of Israel (regardless of the laws that might otherwise govern under applicable Israel principles of conflicts of law).  Any dispute arising out of or in connection with this Warrant is hereby submitted to the sole and exclusive jurisdiction of the competent courts located in the District of Tel Aviv.

11.	Entire Agreement; Amendment and Waiver

This Warrant and the Exhibit hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof.  Any term of this Warrant may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of both the Holder and the Company.

In Witness Whereof, the Company has caused this Warrant to be executed as of the date first written above.

Ellomay Capital Ltd.

By:	/s/ Ran Fridrich
Name: Ran Fridrich
Title: CEO and director

By:	/s/ Shlomo Nehama
Name: Shlomo Nehama
Title: Chairman of the Board

Agreed and Accepted:

_/s/ Zohar Zisapel_________________
Name:           Zohar Zisapel

Exhibit A

Warrant Exercise Form

_________________, 201_

Ellomay Capital Ltd.
9 Rothschild Boulevard
Tel Aviv 66881
Israel

Dear Sirs,

Re:           Exercise of Warrant

1.
The undersigned hereby irrevocably elects to exercise the attached Warrant to the extent of ___________________ Ordinary Shares of Ellomay Capital Ltd., all in accordance with Section 2 of the Warrant.

2.
The undersigned certifies that he (together with his “affiliates” as such term is defined under the Securities Act of 1933,as amended, and any persons acting as a group together with him or any of his affiliates) “beneficially owns” ___________ Shares as of the date hereof.

3.
The undersigned requests that certificates for such Ordinary Shares be registered in the name of ____________________ whose address is ____________________ and that such certificates be delivered to whose address is _____________________________.

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